Exhibit 99.1

Transcat, Inc. 35 Vantage Point Drive • Rochester • NY • 14624 • Phone: (585) 352-7777
Transcat Reports 86% Increase in Net Income on Record Quarterly Net Revenue for Fiscal 2011 Third Quarter
•	Third quarter net revenue reached $23.9 million

•	Product segment net sales increased 9.1%; Service segment net revenue grew 10.3%

•	Total operating income jumped 82.0% to $1.4 million in third quarter
ROCHESTER, NY, January 24, 2011 – Transcat, Inc. (Nasdaq: TRNS) (“Transcat” or the “Company”), a leading distributor of professional grade handheld test and measurement instruments and accredited provider of calibration, repair and weighing system services, today reported financial results for its fiscal 2011 third quarter ended December 25, 2010. Reported results include those of United Scale & Engineering Corporation (“United”), a Wisconsin-based supplier and servicer of industrial scales and weighing systems, which the Company acquired on January 27, 2010. Also included are the results of the calibration and repair services business of ACA TMetrix Inc. (“TMetrix”), based in Mississauga, Ontario, which the Company acquired on November 1, 2010.
Net revenue in the third quarter of fiscal 2011 was $23.9 million, an increase of 9.4%, or $2.1 million compared with net revenue of $21.8 million in the third quarter of fiscal 2010. United contributed $1.0 million to net revenue for the third quarter of fiscal 2011. Product segment net sales were $16.6 million for the third quarter of fiscal 2011, an increase of $1.4 million, or 9.1%, compared with $15.2 million in the same period of the prior fiscal year. Service segment net revenue, which represented 30.6% of total net revenue, increased 10.3% to $7.3 million in the third quarter of fiscal 2011 compared with $6.6 million in the prior fiscal year third quarter. The contribution of TMetrix in the quarter was not material.
Net income was $0.9 million, or $0.12 per diluted share, in the third quarter of fiscal 2011, up 85.7%, or $0.4 million, from net income of $0.5 million, or $0.06 per diluted share, in the same period of the prior fiscal year.
Charles P. Hadeed, President, CEO and COO of Transcat, commented, “Our strategy to continue to build our presence, gain market share and grow the Company, both organically and through acquisitions, is being demonstrated through our solid results. Both segments posted strong top-line growth in the third quarter, which led to record third quarter net revenue, as well as significant operating and net income gains. While our Service segment net revenue growth was strong, it was lifted by recent acquisitions. Our organic growth was less than our long-term expectation in the low double digit range and continues to be a primary focus. We broadened our presence in Canada with the acquisition of TMetrix’s service business, which is located just outside of Toronto. We will continue to pursue our acquisition strategy, looking to penetrate markets that complement our existing infrastructure where we can leverage our strong brand and quality service.”
Subsequent to the close of the third quarter, Transcat acquired Wind Turbine Tools, Inc., a Lincoln, Montana-based provider of unique product tool kit solutions, technical assistance, torque calibration and hydraulic services for the wind energy industry. Mr. Hadeed commented, “We believe the addition of this well-known and highly-knowledgeable team will accelerate and further strengthen our market position in the wind energy industry.”
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Transcat Reports 86% Increase in Net Income on Record Quarterly Net Revenue for Fiscal 2011 Third Quarter	Page 2
January 24, 2011
Stronger Sales, Improved Pricing Environment and Enhanced Mix Drive Strong Margin Expansion in Third Quarter Fiscal 2011
Total gross profit increased to $6.1 million, or 25.3% of net revenue, compared with $4.8 million, or 22.0% of net revenue, in the third quarter of fiscal 2010, reflecting increases in gross profit from both the Product and Service segments of 32.9% and 10.0%, respectively. Included in the third quarter of fiscal 2011 was $0.3 million in incremental gross profit from United. Driving margin expansion was a $0.3 million increase in volume-based manufacturer rebates and a $0.2 million increase in cooperative advertising income reflecting stronger product sales.
Total operating expenses increased $0.6 million, or 14.9%, to $4.6 million in the third quarter of fiscal 2011 compared with the third quarter of fiscal 2010. The increase was primarily due to higher employee-related expenses, including the addition of United personnel, and increased direct marketing expenses, which were mostly funded by the aforementioned increase in cooperative advertising income. As a percentage of net revenue, operating expenses in the third quarter of fiscal 2011 were 19.3%, up from 18.4% in the prior fiscal year third quarter.
Operating income for the third quarter of fiscal 2011 was $1.4 million, an increase of $0.6 million, or 82.0%, compared with $0.8 million in the third quarter of fiscal 2010. Operating margin was 6.0% in the third quarter of fiscal 2011, up 240 basis points from the prior fiscal year period.
During the third quarter of fiscal 2011, the Company generated $2.0 million of EBITDA (earnings before interest, taxes, depreciation and amortization), compared with $1.3 million for the same period of the prior fiscal year. The Company believes EBITDA, which is a non-GAAP financial measure, allows investors to view its performance in a manner similar to the methods used by management and provides additional insight to its operating results. See attached EBITDA Reconciliation table on page 9.
The effective tax rate in the third quarter of fiscal 2011 was 37.1% compared with 37.7% in the third quarter of fiscal 2010.
Product and Service Segment Review
Product Segment: (69.4% of total net revenue) Represents the distribution of professional grade handheld test and measurement instruments business
Product segment net sales increased $1.4 million, or 9.1%, to $16.6 million in the third quarter of fiscal 2011 compared with $15.2 million in the same period of the prior fiscal year, which reflects the modest improvement in the economy, a better pricing environment and the success of the Company’s sales and marketing efforts. Net sales growth of $1.2 million in the industries the Company traditionally serves was complemented by $0.5 million in incremental revenue from United, but partially offset by a $0.3 million decline in net sales to wind energy customers attributed to the timing of projects and customers having inventory on hand. Sales to wind energy customers accounted for 4.7% and 7.3% of Product segment sales in the third quarters of fiscal 2011 and 2010, respectively. Mr. Hadeed noted, “Although still a small component of our overall business, we believe we can capitalize on the growth of this industry, which is expected to increase significantly. New wind energy construction projects, however, are often influenced by external factors and can tend to come in waves, as reflected in the lower level of wind energy product sales in this quarter.”
Average Product segment sales per day were $267 thousand in the third quarter of fiscal 2011 compared with $249 thousand in the same period of the prior fiscal year. Sales of the Company’s products through its website increased 25.9% to $1.5 million, or 9.1% of product sales, in the third quarter of fiscal 2011 compared with $1.2 million, or 7.9% of product sales, in the same period of the prior fiscal year. Focused sales efforts with specific product groups continued to drive the increase in online sales.
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Transcat Reports 86% Increase in Net Income on Record Quarterly Net Revenue for Fiscal 2011 Third Quarter	Page 3
January 24, 2011
Product segment gross profit in the third quarter of fiscal 2011 was $4.4 million, or 26.8% of net product sales, compared with $3.3 million, or 22.0% of net product sales, in the third quarter of fiscal 2010. Gross margin for the Product segment is a function of a number of factors including volume, market channel mix, manufacturers’ rebates, product mix and discounts to customers. The 480 basis point increase in gross margin was primarily due to improved pricing and $0.2 million in cooperative advertising income from key vendors in support of increased direct marketing efforts. In addition, a point-of-sale rebate program with a key vendor that is based on Product segment sales growth on a year-over-year basis contributed $0.3 million in the third quarter of fiscal 2011. The Company did not qualify for this type of rebate in the third quarter of fiscal 2010.
Product segment operating income was $1.6 million, or 9.8% of net product sales, in the third quarter of fiscal 2011 compared with $0.9 million, or 5.8% of net product sales, in the same period of the prior fiscal year.
Service Segment: (30.6% of total net revenue) Represents the accredited calibration, repair and weighing system services business
Service segment net revenue was $7.3 million in the third quarter of fiscal 2011, a $0.7 million, or 10.3% increase from the $6.6 million reported in the same period of the prior fiscal year. Services provided to wind energy customers were consistent year-over-year and represented 6.3% of total service revenue for the third quarter of fiscal 2011 compared with 7.3% of total service revenue in the same period of the prior fiscal year. The third quarter of fiscal 2011 included $0.4 million in incremental revenue from United. Service revenue growth in the traditional industries the Company serves was $0.3 million for the third quarter of fiscal 2011, a 4.5% increase from the third quarter of fiscal 2010.
The Company’s strategy has been to focus its capital and marketing investments in the electrical, temperature, pressure and dimensional disciplines. Historically, within the traditional industries the Company serves, 15% to 20% of Service segment revenue has been generated from outsourcing customer equipment to third-party vendors for calibration beyond the Company’s chosen scope of capabilities. In the third quarter of fiscal 2011, 20.0% of the Company’s Service segment revenue was subcontracted to third-party vendors. The Company continues to evaluate the need for capital investments that could provide more in-house capabilities as it deems appropriate.
Service segment gross profit in the third quarter of fiscal 2011 was $1.6 million, an increase of 10.0% from $1.5 million in the same period of the prior fiscal year. Gross margin remained consistent year-over-year, as service-related costs grew in line with revenue growth. The Company expects to experience considerable leverage with organic revenue growth within its Service segment, however, the primary driver of service revenue growth during the third quarter of fiscal 2011 was acquisition related, which was accompanied by incremental service costs.
Service segment had an operating loss of $0.2 million during the third quarter of fiscal 2011 compared with an operating loss of $0.1 million in the same period of the prior fiscal year.
Nine-Month Review
Net revenue increased $7.9 million, or 13.7%, to $65.4 million for the first nine months of fiscal 2011, from net revenue of $57.5 million in the first nine months of fiscal 2010. Organic growth was 9.0%, while United contributed $2.8 million to net revenue for the first nine months of fiscal 2011.
Product segment net sales were $43.0 million in the first nine months of fiscal 2011, an increase of 11.9%, compared with $38.4 million in the same period of the prior fiscal year. Net sales growth of $5.0 million in the industries the Company traditionally serves was complemented by $1.4 million in incremental sales from United, but partially offset by a $1.8 million decline in sales to wind energy customers. Sales to wind energy customers accounted for 4.8% and 10.1% of Product segment sales in the first nine months of fiscal 2011 and fiscal 2010, respectively. Online Product sales were $4.0 million
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Transcat Reports 86% Increase in Net Income on Record Quarterly Net Revenue for Fiscal 2011 Third Quarter	Page 4
January 24, 2011
in the first nine months of fiscal 2011, up 30.5%, when compared with $3.1 million in the first nine months of fiscal 2010.
Service segment net revenue was $22.4 million in the first nine months of fiscal 2011, up 17.4%, compared with $19.1 million in the first nine months of fiscal 2010. Services provided to wind energy customers increased $0.5 million to $1.6 million and represented 7.0% of total service revenue for the first nine months of fiscal 2011, compared with 5.6% of total service revenue in the same period of the prior fiscal year. The first nine months of fiscal 2011 included $1.4 million in incremental revenue from United.
Gross margin improved to 25.0% for the first nine months of fiscal 2011 compared with 22.4% in the same period of the prior fiscal year. Product segment gross margin was 25.9% and 22.5% for the first nine months of fiscal 2011 and 2010, respectively. The year-over-year increase was primarily a result of an improved pricing environment and increased manufacturer rebate income. Service segment gross margin was 23.3% for the first nine months of fiscal 2011 compared with 22.0% in the same period of the prior fiscal year.
Operating expenses increased $1.7 million to $13.6 million in the first nine months of fiscal 2011 compared with the same period of the prior fiscal year. As a percentage of net revenue, operating expenses during the first nine months of fiscal 2011 were 20.7%, compared with 20.6% in the first nine months of fiscal 2010. The primary drivers of increased operating expenses were higher employee-related expenses, including incremental costs for United personnel, and investments in sales and marketing to drive organic growth in the Service segment and increase market share in the Product segment. Operating income in the first nine months of fiscal 2011 was $2.8 million, or 4.3% of net revenue, compared with $1.0 million, or 1.8% of net revenue, in the first nine months of fiscal 2010.
Net income was $1.7 million, or $0.23 per diluted share, for the first nine months of fiscal 2011 compared with $0.6 million, or $0.08 per diluted share, for the same period of the prior fiscal year.
EBITDA was $4.4 million for the first nine months of fiscal 2011, compared with $2.5 million for the same period of the prior fiscal year. See attached EBITDA Reconciliation table on page 9.
Balance Sheet and Cash Management
Net cash generated from operations was $2.7 million in the first nine months of fiscal 2011 compared with $4.0 million in the same period of the prior fiscal year. The change was primarily due to timing associated with payables and receivables and a $1.5 million increase in inventory during the first nine months of fiscal 2011 compared with a $0.7 million increase in inventory levels during the first nine months of fiscal 2010. Inventory at the end of the third quarter of fiscal 2011 was $7.4 million, up from $5.9 million at the end of fiscal 2010, due to the Company’s strategic decision to increase inventory levels of specific, higher-volume products in support of greater sales growth and to maintain high levels of customer service in response to increased lead times from manufacturers.
Capital expenditures in the first nine months of fiscal 2011 were $1.1 million compared with $0.9 million in the prior fiscal year period and were primarily used for additional service capabilities and infrastructure improvements that included facility expansion and investment in information technology. Transcat expects capital spending for fiscal 2011 to be approximately $1.8 million. During the first nine months of fiscal 2011, the Company also spent $0.5 million to acquire TMetrix and an additional $0.6 million for the repurchase of 80,000 common shares in a private transaction at $6.90 per share.
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Transcat Reports 86% Increase in Net Income on Record Quarterly Net Revenue for Fiscal 2011 Third Quarter	Page 5
January 24, 2011
On January 15, 2011, Transcat entered into an amendment to its credit agreement with JPMorgan Chase Bank, N.A., which provides for a revolving credit line of $15 million. The credit agreement was extended for 3 years on similar financial terms and conditions. The agreement allows for acquisitions totaling up to $10 million in any 12 month period and dividends and stock repurchases up to $2 million in any 12 month period.
Outlook
Mr. Hadeed concluded, “We believe we can continue to develop our Product and Service businesses through organic efforts and through acquisitions with the greatest growth potential being realized in the Services business. Our goal remains to increase our Service business over time through double digit sales growth and realize the significant leverage inherent in that business in order to have more rapid growth in earnings.”
ABOUT TRANSCAT
Transcat, Inc. is a leading distributor of professional grade handheld test and measurement instruments and accredited provider of calibration, repair and weighing system services primarily for the pharmaceutical and FDA-regulated, industrial manufacturing, energy and utilities, chemical manufacturing, and other industries. Through its distribution products segment, Transcat markets and distributes national and proprietary brand instruments to nearly 14,000 customers. The Company offers access to more than 25,000 test and measurement instruments. Transcat delivers precise, reliable, fast calibration, and repair services across the United States, Canada and Puerto Rico through its 14 strategically located Calibration Centers of Excellence. Transcat’s calibration laboratories are ISO-9001 registered and the scope of accreditation to ISO/IEC 17025 is believed to be one of the broadest in the industry.
Transcat’s growth strategy is to expand both its distribution products and calibration services in markets that value product breadth and availability and rely on accredited calibration services to maintain the integrity of their processes.
More information about Transcat can be found on its website at: transcat.com
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, sales operations, its strategy to build its sales representative channel, customer preferences and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Transcat’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
John Zimmer, Chief Financial Officer
Phone: (585) 352-7777 Email: jzimmer@transcat.com
-OR-
Deborah Pawlowski, Investor Relations
Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com
FINANCIAL TABLES FOLLOW
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Transcat Reports 86% Increase in Net Income on Record Quarterly Net Revenue for Fiscal 2011 Third Quarter	Page 6
January 24, 2011
TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	(Unaudited)		(Unaudited)
	Third Quarter Ended		Nine Months Ended
	December 25,	December 26,	December 25,	December 26,
	2010	2009	2010	2009

Product Sales	$16,562	$15,186	$43,009	$38,424
Service Revenue	7,319	6,637	22,420	19,102

Net Revenue	23,881	21,823	65,429	57,526

Cost of Products Sold	12,119	11,843	31,863	29,769
Cost of Services Sold	5,710	5,174	17,198	14,894

Total Cost of Products and Services Sold	17,829	17,017	49,061	44,663

Gross Profit	6,052	4,806	16,368	12,863

Selling, Marketing and Warehouse Expenses	2,999	2,564	8,577	7,531
Administrative Expenses	1,613	1,451	4,993	4,321

Total Operating Expenses	4,612	4,015	13,570	11,852

Operating Income	1,440	791	2,798	1,011

Interest Expense	13	9	41	34
Other Expense, net	1	7	13	39

Total Other Expense	14	16	54	73

Income Before Income Taxes	1,426	775	2,744	938
Provision for Income Taxes	529	292	1,042	356

Net Income	$897	$483	$1,702	$582

Basic Earnings Per Share	$0.12	$0.07	$0.23	$0.08
Average Shares Outstanding	7,307	7,343	7,299	7,373

Diluted Earnings Per Share	$0.12	$0.06	$0.23	$0.08
Average Shares Outstanding	7,553	7,560	7,543	7,602
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Transcat Reports 86% Increase in Net Income on Record Quarterly Net Revenue for Fiscal 2011 Third Quarter	Page 7
January 24, 2011
TRANSCAT, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	(Unaudited)
	December 25,	March 27,
	2010	2010
ASSETS
Current Assets:
Cash	$18	$123
Accounts Receivable, less allowance for doubtful accounts of $101 and $82 as of December 25, 2010 and March 27, 2010, respectively	10,387	11,439
Other Receivables	1,357	418
Inventory, net	7,386	5,906
Prepaid Expenses and Other Current Assets	1,061	915
Deferred Tax Asset	648	566

Total Current Assets	20,857	19,367
Property and Equipment, net	4,176	4,163
Goodwill	10,334	10,038
Intangible Assets, net	1,237	1,234
Deferred Tax Asset	453	533
Other Assets	393	378

Total Assets	$37,450	$35,713

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$9,252	$8,798
Accrued Compensation and Other Liabilities	3,276	3,171
Income Taxes Payable	374	251

Total Current Liabilities	12,902	12,220
Long-Term Debt	1,674	2,532
Other Liabilities	807	704

Total Liabilities	15,383	15,456

Shareholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 7,750,685 and 7,698,450 shares issued as of December 25, 2010 and March 27, 2010, respectively; 7,251,903 and 7,279,668 shares outstanding as of December 25, 2010 and March 27, 2010, respectively	3,875	3,849
Capital in Excess of Par Value	9,975	9,357
Accumulated Other Comprehensive Income	405	382
Retained Earnings	10,006	8,304
Less: Treasury Stock, at cost, 498,782 and 418,782 shares as of December 25, 2010 and March 27, 2010, respectively	(2,194)	(1,635)

Total Shareholders’ Equity	22,067	20,257

Total Liabilities and Shareholders’ Equity	$37,450	$35,713

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Transcat Reports 86% Increase in Net Income on Record Quarterly Net Revenue for Fiscal 2011 Third Quarter	Page 8
January 24, 2011
TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	(Unaudited)
	Nine Months Ended
	December 25,	December 26,
	2010	2009
Cash Flows from Operating Activities:
Net Income	$1,702	$582
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Deferred Income Taxes	1	(86)
Depreciation and Amortization	1,622	1,524
Provision for Accounts Receivable and Inventory Reserves	88	52
Stock-Based Compensation Expense	398	530
Change in Contingent Consideration	(55)	–
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	73	(1,143)
Inventory	(1,517)	(706)
Prepaid Expenses and Other Assets	(519)	(833)
Accounts Payable	454	3,526
Accrued Compensation and Other Liabilities	332	645
Income Taxes Payable	113	(119)

Net Cash Provided by Operating Activities	2,692	3,972

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(1,081)	(941)
Payments of Contingent Consideration	–	(1,093)
Business Acquisition	(491)	–

Net Cash Used in Investing Activities	(1,572)	(2,034)

Cash Flows from Financing Activities:
Revolving Line of Credit, net	(842)	(1,499)
Payments on Other Debt Obligations	(16)	(20)
Payment of Contingent Consideration	(52)	–
Issuance of Common Stock	236	169
Repurchase of Common Stock	(559)	(647)
Excess Tax Benefits Related to Stock-Based Compensation	10	9

Net Cash Used in Financing Activities	(1,223)	(1,988)

Effect of Exchange Rate Changes on Cash	(2)	16

Net Decrease in Cash	(105)	(34)
Cash at Beginning of Period	123	59

Cash at End of Period	$18	$25

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Transcat Reports 86% Increase in Net Income on Record Quarterly Net Revenue for Fiscal 2011 Third Quarter	Page 9
January 24, 2011
Transcat, Inc.
Fiscal 2011 Third Quarter and Nine Months
Additional Information
EBITDA Reconciliation
(Dollars in thousands)
(Unaudited)

	FY2011
	Q1	Q2	Q3	YTD
Net Income	$278	$527	$897	$1,702
+ Interest Expense	12	16	13	41
+ Income Tax Provision	166	347	529	1,042
+ Depreciation & Amortization	496	529	597	1,622
EBITDA	$952	$1,419	$2,036	$4,407

	FY2010
	Q1	Q2	Q3	YTD
Net Income (loss)	$(89)	$188	$483	$582
+ Interest Expense	14	11	9	34
+ Income Tax Provision (Benefit)	(56)	120	292	356
+ Depreciation & Amortization	461	498	565	1,524
EBITDA	$330	$817	$1,349	$2,496
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Transcat Reports 86% Increase in Net Income on Record Quarterly Net Revenue for Fiscal 2011 Third Quarter	Page 10
January 24, 2011
Transcat, Inc.
Fiscal 2011 Third Quarter
Additional Information
Business Segment Data
(Dollars in thousands)

	(Unaudited)	(Unaudited)
	Quarter ended	Quarter ended	$	%
	December 25, 2010	December 26, 2009	Change	Change
Product
Net sales	$16,562	$15,186	$1,376	9.1%

Gross profit	4,443	3,343	1,100	32.9%
Margin	26.8%	22.0%

Operating income	1,617	886	731	82.5%
Margin	9.8%	5.8%

Service
Net revenue	$7,319	$6,637	$682	10.3%

Gross profit	1,609	1,463	146	10.0%
Margin	22.0%	22.0%

Operating loss	(177)	(95)	(82)	(86.3%)
Margin	(2.4%)	(1.4%)

Consolidated
Net revenue	$23,881	$21,823	$2,058	9.4%

Gross profit	6,052	4,806	1,246	25.9%
Margin	25.3%	22.0%

Operating income	1,440	791	649	82.0%
Margin	6.0%	3.6%
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Transcat Reports 86% Increase in Net Income on Record Quarterly Net Revenue for Fiscal 2011 Third Quarter	Page 11
January 24, 2011
Transcat, Inc.
Fiscal 2011 Nine Months
Additional Information
Business Segment Data
(Dollars in thousands)

	(Unaudited)	(Unaudited)
	Nine months ended	Nine months ended	$	%
	December 25, 2010	December 26, 2009	Change	Change
Product
Net sales	$43,009	$38,424	$4,585	11.9%

Gross profit	11,146	8,655	2,491	28.8%
Margin	25.9%	22.5%

Operating income	3,149	1,541	1,608	104.3%
Margin	7.3%	4.0%

Service
Net revenue	$22,420	$19,102	$3,318	17.4%

Gross profit	5,222	4,208	1,014	24.1%
Margin	23.3%	22.0%

Operating loss	(351)	(530)	179	33.8%
Margin	(1.6%)	(2.8%)

Consolidated
Net revenue	$65,429	$57,526	$7,903	13.7%

Gross profit	16,368	12,863	3,505	27.2%
Margin	25.0%	22.4%

Operating income	2,798	1,011	1,787	176.8%
Margin	4.3%	1.8%
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Transcat Reports 86% Increase in Net Income on Record Quarterly Net Revenue for Fiscal 2011 Third Quarter	Page 12
January 24, 2011
Transcat, Inc.
Additional Information
In the following tables, certain customers have been reclassified in prior periods to conform to the current period presentation
PRODUCT SEGMENT SALES BY MARKET CHANNEL
(Dollars in thousands)
(Unaudited)

	FY 2011
					FY 2011	% of
	Q1	Q2	Q3	Q4	YTD Total	Total
Direct	$9,640	$9,906	$12,462		$32,008	74.4%
Reseller	3,133	3,352	3,861		10,346	24.1%
Freight Billed to Customers	202	214	239		655	1.5%
Total Product Sales	$12,975	$13,472	$16,562		$43,009

	FY 2010
					FY 2010	% of
	Q1	Q2	Q3	Q4	YTD Total	Total
Direct	$8,469	$9,282	$10,757	$11,072	$39,580	74.5%
Reseller	2,628	2,521	4,226	3,411	12,786	24.1%
Freight Billed to Customers	171	167	203	236	777	1.4%
Total Product Sales	$11,268	$11,970	$15,186	$14,719	$53,143
PRODUCT SALES PER BUSINESS DAY
(Dollars in thousands)
(Unaudited)

	FY 2011
					FY 2011
	Q1	Q2	Q3	Q4	YTD Total
Number of business days	64	63	62		189
Total product sales	$12,975	$13,472	$16,562		$43,009
Sales per day	$203	$214	$267		$228

	FY 2010
					FY 2010
	Q1	Q2	Q3	Q4	YTD Total
Number of business days	64	63	61	64	252
Total product sales	$11,268	$11,970	$15,186	$14,719	$53,143
Sales per day	$176	$190	$249	$230	$211
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Transcat Reports 86% Increase in Net Income on Record Quarterly Net Revenue for Fiscal 2011 Third Quarter	Page 13
January 24, 2011
PRODUCT SEGMENT SALES BY REGION
(Dollars in thousands)
(Unaudited)

	FY 2011
					FY 2011	% of
	Q1	Q2	Q3	Q4	YTD Total	Total
United States	$11,124	$11,589	$14,254		$36,967	86.0%
Canada	1,079	957	1,377		3,413	7.9%
Other International	570	712	692		1,974	4.6%
Freight Billed to Customers	202	214	239		655	1.5%
Total	$12,975	$13,472	$16,562		$43,009

	FY 2010
					FY 2010	% of
	Q1	Q2	Q3	Q4	YTD Total	Total
United States	$9,732	$10,324	$13,121	$12,410	$45,587	85.8%
Canada	811	872	1,164	1,515	4,362	8.2%
Other International	554	607	698	558	2,417	4.5%
Freight Billed to Customers	171	167	203	236	777	1.5%
Total	$11,268	$11,970	$15,186	$14,719	$53,143
SERVICE SEGMENT REVENUE BY TYPE
(Dollars in thousands)
(Unaudited)

	FY 2011
					FY 2011	% of
	Q1	Q2	Q3	Q4	YTD Total	Total
Depot/On-site	$5,689	$5,800	$5,677		$17,166	76.6%
Outsourced	1,786	1,473	1,466		4,725	21.1%
Freight Billed to Customers	178	175	176		529	2.3%
Total Service Revenue	$7,653	$7,448	$7,319		$22,420

	FY 2010
					FY 2010	% of
	Q1	Q2	Q3	Q4	YTD Total	Total
Depot/On-site	$4,710	$5,045	$4,877	$6,688	$21,320	76.4%
Outsourced	1,079	1,319	1,591	1,907	5,896	21.1%
Freight Billed to Customers	151	161	169	221	702	2.5%
Total Service Revenue	$5,940	$6,525	$6,637	$8,816	$27,918
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